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                                                                  EXHIBIT 10.2A





                              EMPLOYMENT AGREEMENT





           This Employment Agreement ("Agreement") is made and entered into on this 23 day of June, 1998 by and between MEGO MORTGAGE CORPORATION, a Delaware corporation (the "Company"), and EDWARD B. "CHAMP" MEYERCORD (hereinafter called the "Executive").



                                R E C I T A L S



           A. The Company wishes to employ Executive as the Chairman of the Board of Directors and Chief Executive Officer of the Company.



           B. The Executive is willing to make his services available to the Company and on the terms and conditions hereinafter set forth.



                                   AGREEMENT



           NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:



           1.        Employment.



                     1.1 Employment and Term. The Company hereby agrees to employ the Executive and the Executive hereby agrees to serve the Company on the terms and conditions set forth herein.




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                     1.2 Duties of Executive. During the term of this
Agreement, the Executive shall serve as Chairman of the Board and Chief Executive Officer of the Company, shall diligently perform all services as may be assigned to him by the Board, and shall exercise such power and authority as may from time to time be delegated to him by the Board. The Executive shall devote his full time and attention to the business and affairs of the Company, render such services to the best of his ability, and use his best efforts to promote the interests of the Company. The Executive shall have the authority to hire a Chief Financial Officer, Chief Operating Officer, and other managerial personnel, that will report directly to him, subject to the prior consent and approval of the Board.



           2.        Term.



                     2.1 Initial Term. The initial term of this Agreement, and the employment of the Executive hereunder, shall commence at the "Financial Closing", which shall be the date on which the Company successfully obtains at least $32 million of additional financing from new and/or existing investors (the "Commencement Date") and shall expire on December 31, 2001, unless sooner terminated in accordance with the terms and conditions hereof (the "Initial Term").



                     2.2 Expiration Date. The date on which the term of this Agreement shall expire (including any extensions pursuant to Section 2.3 hereof), is referred to in this Agreement as the Expiration Date.



                     2.3 Extension of Term. The term of this Agreement shall automatically extend on the last day of the Initial Term, and on the last day of each twelve (12) month period for which the term is extended pursuant to this Section 2.3, for another twelve (12) months unless written notice is given, at least twelve (12) months but no more than eighteen (18) months prior to the date on which the term of the Agreement otherwise would expire, by either party communicating an intent not to extend the term of the Agreement.



           3.        Compensation.




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                     3.1 Base Salary. The Executive shall receive a base salary at the annual rate of $300,000 (the "Base Salary") during the term of this Agreement, with such Base Salary payable in installments consistent with the Company's normal payroll schedule, subject to applicable withholding and other taxes. The Base Salary shall be reviewed, at least annually, for merit increases and may, by action and in the reasonable discretion of the Board, be increased at any time or from time to time, based upon a competitive market analysis of comparable companies, as well as published survey data, with respect to compensation paid to individuals similarly situated to the Executive.



                     3.2 Bonuses.



                        (a) For the period from the Commencement Date through December 31, 1998, the Company shall pay the Executive a bonus that is not less than $250,000 or such higher amount as shall be determined by the Company in its discretion, payable in cash by no later than March 15, 1999.



                        (b) Commencing January 1, 1999, for each calendar year during the term of this Agreement, the Executive shall be eligible to receive bonuses pursuant to a management incentive compensation plan (the "Plan") to be established by the Company with the approval of its Board of Directors by no later than September 30, 1998. The annual bonuses, if any, under the Plan shall be based upon the achievement of various financial and operational targets as the Board, or the Compensation Committee of the Board, in its sole and absolute discretion, shall set forth from time to time, and shall be payable to the Executive in cash and/or to the extent agreed upon by the Executive with common stock ("Common Stock") of the Company by no later than March 15 of the year following the calendar year for which the bonus is payable, or such later date as provided in Section 10 hereof. Notwithstanding the foregoing, if the bonus awarded to the Executive under the Plan when added to his Base Salary, would cause the Executive's total amount of cash compensation (i.e. salary and bonus) received pursuant to Sections 3.1 and 3.2 hereof for the calendar year, to exceed one million dollars ($1,000,000), then that portion of the bonus equal to such excess amount (the "Excess") shall be payable by the Company to the Executive in shares of Common Stock of the Company (the "Shares") equal in value to the Excess. For this purpose, the fair market value of a Share shall be determined on the last day of the calendar year for which the bonus is payable. Any bonuses payable pursuant to this Section 3.2 are sometimes hereinafter referred to as "Incentive Compensation." Each calendar year for which Incentive Compensation shall be payable under the Plan shall be referred to herein as a "Bonus Period."




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           4.        Expense Reimbursement and Other Benefits.



                     4.1 Reimbursement of Expenses. During the term of this Agreement, upon the submission of proper substantiation (including all relevant receipts, invoices and other evidence reasonably requested by the Company) by the Executive, and subject to such rules and guidelines as the Company may from time to time adopt, the Company shall reimburse the Executive for all of the following:



                        (a) reasonable expenses actually paid or incurred by the Executive in the course of and pursuant to the business of the Company;



                        (b) the non-exclusive use of a two-bedroom apartment in Atlanta, Georgia, owned or leased by the Company for use by the Executive and his family while the Executive is providing services pursuant to this Agreement; and



                        (c) reasonable costs to relocate to a destination at the reasonable request of the Company.



                     4.2 Compensation/Benefit Programs. During the term of this Agreement, the Executive shall participate in all basic health, major medical, dental, hospitalization, accidental death and dismemberment, disability, travel and life insurance plans, and any and all other plans as are presently and hereinafter offered by the Company to its executives, including savings, pension, profit-sharing and deferred compensation plans, subject to the general eligibility and participation provisions set forth in such plans. With respect to the life insurance plans, the Company shall provide the Executive with term life insurance, subject to insurability, in an amount equal to five (5) times his Base Salary, as defined in Section 3.1 hereof. With respect to disability insurance, the Company shall use reasonable efforts to provide Executive with coverage equal to sixty percent (60%) of the Executive's Base Salary, or such lower amount that is within standard underwriting limitations for such coverage. In the event that the Executive is not insurable at the standard rates, then the amount of life insurance or disability insurance coverage provided to the Executive shall be reduced to the amount of coverage, if any, that can be purchased for the Executive for a premium equal to the premium that would be payable for such coverage if it could be purchased at standard rates from the insurer issuing the policy. In addition, the Executive shall receive those perquisites


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and supplemental benefits that would typically accrue to executives in the
Executive's position within the peer group.



                     4.3 Working Facilities. During the term of this Agreement, the Company shall furnish the Executive with an office, secretarial help and such other facilities and services suitable to his position and adequate for the performance of his duties hereunder.



                     4.4 Automobile. During the term of this Agreement, the Company shall provide the Executive with an automobile appropriate to the Executive's position within the peer group.



                     4.5 Stock Options.



                        (a) The Executive shall be granted options ("Stock Options") to purchase five percent (5%) of the total outstanding shares of Common Stock of the Company after the Financial Closing on a fully diluted basis, including in this computation any rights offered by the Company subsequent to the Financial Closing. During the term of this Agreement, the Executive shall be eligible to be granted additional Stock Options to purchase Common Stock of the Company under (and therefore subject to all terms and conditions of) the Company's Omnibus Stock Plan and any successor plan thereto (the "Stock Option Plan") and all rules of regulation of the Securities and Exchange Commission applicable to stock option plans then in effect. The Stock Option Plan will provide for the granting to management personnel of the Company, including the Executive, of options to purchase an aggregate of twelve percent (12%) of the issued and outstanding shares of Common Stock of the Company, determined as of the Financial Closing.

                        (b) The Stock Options granted to the Executive shall be granted as of the Commencement Date and have the following vesting schedule:
(i) one third (1/3) will be exercisable on the first anniversary of the date of grant; (ii) one third (1/3) will be exercisable on the second anniversary of the date of grant; and (iii) one third (1/3) will be exercisable on the third anniversary of the date of grant. Notwithstanding the foregoing, any and all Stock Options granted to the Executive shall become immediately vested and fully exercisable in the event of a Change in Control of the Company (as defined in Section 5.6 herein). The Stock Options granted as of the Commencement Date shall be granted with an option price equal to the price at which the Common Stock is sold by the Company at the Financial Closing. The Stock Options shall be granted as Incentive Stock Options within the meaning of
Section 422(b) of the Code, if and to the extent they do not exceed the limits under Section 422(d) of the Code and provided that the option price as


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determined in the preceding sentence is not less than the fair market value of the Common Stock on the Commencement Date.



                        (c) The Stock Options granted to the Executive shall terminate on the earliest of: (i) three (3) months after the date on which the Executive's employment with the Company is terminated for any reason other than for Cause (as defined in Section 5.1 herein), death or disability; (ii) immediately in the event that the Executive's employment with the Company is terminated for Cause; (iii) twelve (12) months after the date on which the Executive's employment with the Company is terminated due to death, retirement or disability; and (iv) ten (10) years from the date of grant.



                     4.6 Other Benefits. The Executive shall be entitled to vacation each calendar year during the term of this Agreement, consistent with industry norms for comparable positions to be taken at such times as the Executive and the Company shall mutually determine and provided that no vacation time shall interfere with the duties required to be rendered by the Executive hereunder. Any vacation time not taken by Executive during any calendar year may not be carried forward into any succeeding calendar year without the express approval of the Board of the Company. The Executive shall receive such additional benefits, if any, as the Board of the Company shall from time to time determine. The Company shall cover the Executive under its Directors and Officers liability insurance policy during the period he is employed by the Company.



           5.        Termination.



                     5.1 Termination for Cause. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Executive's employment hereunder, for Cause. For purposes of this Agreement, the term "Cause" shall mean (i) an action or omission of the Executive which constitutes a willful and material breach of this Agreement which is not cured within thirty (30) days after receipt by the Executive of written notice of same, (ii) fraud, embezzlement, misappropriation of funds or breach of trust in connection with his services hereunder, (iii) conviction of any crime which involves dishonesty or a breach of trust, (iv) gross negligence in connection with the performance of the Executive's duties hereunder, or (v) the material and willful refusal (other than as a result of a disability) by the Executive to perform his duties hereunder. Any termination for cause shall be made in writing to the Executive, which notice shall set forth in detail all acts or omissions upon which the Company is relying for such termination. The Executive shall have the right to address the Board regarding the acts set forth in the notice of termination. Upon any termination pursuant to this Section 5.1, the Company shall (i) pay to the Executive his Base


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Salary to the date of termination and (ii) pay to the Executive his determined but unpaid Incentive Compensation, if any, for any Bonus Period ending on or before the date of the termination of Executive's employment with the Company. The Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1).



                     5.2 Disability. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Executive's employment hereunder, if the Executive shall become entitled to benefits under the disability insurance policy the Company maintains on behalf of such executive pursuant to Subsection 4.6(c) hereof as then in effect, or, if the Executive shall as the result of mental or physical incapacity, illness or disability, become unable to perform his obligations hereunder for a period of 180 days in any 12-month period. The Company shall have sole discretion based upon competent medical advice to determine whether the Executive continues to be disabled. Upon any termination pursuant to this Section 5.2, the Company shall (i) pay to the Executive any unpaid Base Salary through the effective date of termination specified in such notice, (ii) pay to the Executive his accrued but unpaid Incentive Compensation, if any, for any Bonus Period ending on or before the date of termination of the Executive's employment with the Company, (iii) continue to pay the Executive for a period of twelve (12) months following the termination of the Executive's employment with the Company, an amount equal to the excess, if any, of (A) the Base Salary he was receiving at the time of his Disability, over (B) any benefits the Executive is entitled to receive during such period under any disability insurance policies provided to the Executive by the Company, such amount to be paid in the manner and at such times as the Base Salary otherwise would have been payable to the Executive, and (iv) continue to pay the Executive Incentive Compensation and continue to provide the Executive with the benefits he was receiving under Section 4.2 hereof (the "Benefits") for a period of twelve (12) months following the termination of the Executive's employment with the Company, in the manner and at such times as the compensation or Benefits otherwise would have been payable or provided to the Executive, provided that the amounts payable to the Executive pursuant to the foregoing clauses (i) through (iv) shall be reduced by the amount payable to the Executive pursuant to the disability insurance referred to in Section 4.2 hereof. The Incentive Compensation payable under clause (iv) of this Section 5.2 shall be equal to the amount of Incentive Compensation payable to the Executive for the calendar year immediately preceding the termination of Executive's employment hereunder, but in no event less than $500,000 per annum and the Benefits shall be the Benefits provided to the Executive for the calendar year in which the Executive's employment hereunder terminates. Vesting of any unvested Stock Options granted to the Executive as of the Commencement Date pursuant to Section 4.5(a) of this Agreement shall be accelerated and become immediately vested, subject to exercise prior to the termination of the Stock Options pursuant to Section 4.5(c) of this Agreement. The Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however to the provisions of Section 4.1).




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                     5.3 Death. In the event of the death of the Executive
during the term of his employment hereunder, the Company shall (i) pay to the estate of the deceased Executive any unpaid Base Salary through the Executive's date of death, (ii) pay to the estate of the deceased Executive his accrued but unpaid Incentive Compensation, if any, for any Bonus Period ending on or before the Executive's date of death, (iii) continue to pay to the estate of the deceased Executive the Base Salary the Executive was receiving prior to his death under Section 3.1 hereof for a period of twelve (12) months following the Executive's death, in the manner and at such times as the Base Salary otherwise would have been payable to the Executive, and (iv) continue to pay to the estate of the deceased Executive Incentive Compensation, in the manner and at such times as the compensation would have been payable or provided to the Executive, provided that the amounts payable pursuant to the foregoing clauses
(iii) and (iv) shall be reduced by the amount payable pursuant to the life insurance plans referred to in Section 4.2. The Incentive Compensation payable under clause (iv) of this Section 5.3 shall be equal to the amount of Incentive Compensation payable to the Executive for the calendar year immediately preceding the Executive's death. Vesting of any unvested Stock Options granted to the Executive as of the Commencement Date pursuant to Section 4.5(a) of this Agreement shall be accelerated and become immediately vested, subject to exercise prior to the termination of the Stock Options pursuant to Section 4.5(c) of this Agreement. The Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however to the provisions of Section 4.1).



                     5.4 Termination Without Cause. At any time the Company shall have the right to terminate the Executive's employment hereunder by written notice to the Executive. Upon any termination pursuant to this Section
5.4 (that is not a termination under any of Sections 5.1, 5.2, 5.3, or 5.5), the Company shall (i) pay to the Executive any unpaid Base Salary through the effective date of termination specified in such notice, (ii) pay to the Executive the accrued but unpaid Incentive Compensation, if any, for any Bonus Period ending on or before the date of the termination of the Executive's employment with the Company, (iii) continue to pay the Executive's Base Salary and Incentive Compensation through the Expiration Date, in the manner and at such time as the Base Salary and Incentive Compensation otherwise would have been payable to the Executive, and (iv) continue to provide the Executive with the benefits he was receiving under Section 4.2 hereof (the "Benefits") through the Expiration Date, in the manner and at such times as the Benefits otherwise would have been payable or provided to the Executive. The Incentive Compensation payable under clause (iii) of this Section 5.4 shall be equal to the amount of Incentive Compensation payable to the Executive for the calendar year immediately preceding the termination of Executive's employment hereunder, and the Benefits shall be the Benefits provided to the Executive for the calendar year in which the Executive's employment hereunder terminates. In the event that the Company is unable to provide the Executive with any Benefits required hereunder by reason of the termination of the Executive's employment pursuant to this Section 5.4, then the Company shall pay the Executive cash equal to the value of the Benefit (based upon the cost to the Executive to obtain comparable benefits at standard rates) that otherwise would have accrued for the Executive's benefit under the plan, for the period during which such Benefits could not be provided under the plans, said cash payments


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to be made within 45 days after the end of the year for which such contributions would have been made or would have accrued. The Company's good faith determination of the amount that would have been contributed or the value of any Benefits that would have accrued under any plan shall be binding and conclusive on the Executive. Vesting of any unvested Stock Options granted to the Executive as of the Commencement Date pursuant to Section 4.5(a) of this Agreement shall be accelerated and become immediately vested, subject to exercise prior to the termination of the Stock Options pursuant to Section 4.5(c) of this Agreement. The Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1).



                     5.5 Termination by Executive.



                        (a) The Executive shall at all times have the right, upon six (6) months written notice to the Company, to terminate his employment hereunder.



                        (b) Upon any termination pursuant to this Section 5.5 by the Executive, the Company shall (i) pay to the Executive any unpaid Base Salary through the effective date of termination specified in such notice and
(ii) pay to the Executive his accrued but unpaid Incentive Compensation, if any, for any Bonus Period ending on or before the termination of Executive's employment with the Company. The Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1.)



                     5.6 Change in Control of the Company.



                        (a) In the event that a Change in Control (as defined in paragraph (b) of this Section 5.6) in the Company shall occur prior to the Expiration Date, and within two years after the date of the Change in Control, either (i) the Executive's employment with the Company is terminated by the Company without Cause, as defined in Section 5.1 (and other than pursuant to Section 5.2 by reason of the Executive's disability or Section 5.3 by reason of the Executive's death) or (ii) the Executive terminates his employment with the Company for Good Reason, as defined in Subsection 5.6(c) hereof, the Company shall pay to the Executive those amounts Executive would be entitled to under
Section 5.4 hereof if his employment was terminated by the Company without Cause. Vesting of any unvested Stock Options granted to the Executive as of the Commencement


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Date pursuant to Section 4.5(a) of this Agreement shall be accelerated and become immediately vested upon termination of the Executive's employment pursuant to this Section 5.6, subject to exercise prior to the termination of the Stock Options pursuant to Section 4.5(c) of this Agreement.



                        (b) For purposes of this Agreement, the term "Change in Control" shall mean:



                           (i) Approval by the shareholders of the Company of
(x) a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company's then outstanding voting securities, or (y) a liquidation or dissolution of the Company or (z) the sale of all or substantially all of the assets of the Company (unless such reorganization, merger, consolidation or other corporate transaction, liquidation, dissolution or sale is subsequently abandoned); or



                           (ii) Individuals who, immediately following the
Financial Closing, constitute the Board (as of the date hereof the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Securities Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board.



                        (c) For purposes of this Agreement, "Good Reason" shall mean (i) the assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 1.2 of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; (ii) any failure by the


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Company to comply with any of the provisions of Article 3 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive; (iii) the Company's requiring the Executive to be based at any office or location more than fifty (50) miles outside of any major metropolitan area without the Executive's prior agreement, except for travel reasonably required in the performance of the Executive's responsibilities; (iv) any purported termination by the Company of the Executive's employment otherwise than for Cause pursuant to Section 5.1, or by reason of the Executive's disability pursuant to Section 5.2 of this Agreement prior to the Expiration Date.



                     5.7 Resignation. Upon any termination of employment pursuant to this Article 5, the Executive shall be deemed to have resigned as an officer, and if he or she was then serving as a director of the Company, as a director, and if required by the Board, the Executive hereby agrees to immediately execute a resignation letter to the Board.



                     5.8 Survival. The provisions of this Article 5 shall survive the termination of this Agreement, as applicable.



           6.        Restrictive Covenants.



                     6.1 Non-competition. At all times while the Executive is employed by the Company and for the lesser of (a) the two (2) year period after the termination of the Executive's employment with the Company for any reason, and or (b) the period of time during which the Executive is entitled to receive any Base Salary continuation pursuant to Sections 5.2, 5.4 and 5.6 hereof, the Executive shall not, directly or indirectly, engage in or have any interest in any sole proprietorship, partnership, corporation or business or any other person or entity (whether as an employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise) that directly or indirectly (or through any affiliated entity) engages in competition with the Company; provided that such provision shall not apply to the Executive's ownership of Common Stock of the Company or the acquisition by the Executive, solely as an investment, of securities of any issuer that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Executive does not control, acquire a controlling interest in or become a member of a group


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which exercises direct or indirect control or, more than five percent of any class of capital stock of such corporation.



                     6.2 Nondisclosure. The Executive shall not at any time divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information (as hereinafter defined) pertaining to the business of the Company. Any Confidential Information or data now or hereafter acquired by the Executive with respect to the business of the Company (which shall include, but not be limited to, information concerning the Company's financial condition, prospects, technology, customers, suppliers, sources of leads and methods of doing business) shall be deemed a valuable, special and unique asset of the Company that is received by the Executive in confidence and as a fiduciary, and Executive shall remain a fiduciary to the Company with respect to all of such information. For purposes of this Agreement, "Confidential Information" means information disclosed to the Executive or known by the Executive as a consequence of or through his employment by the Company (including information conceived, originated, discovered or developed by the Executive) prior to or after the date hereof, and not generally known, about the Company or its business. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Executive from disclosing Confidential Information to the extent required by law.



                     6.3 Nonsolicitation of Employees and Clients. At all times while the Executive is employed by the Company and for the lesser of (a) the two (2) year period after the termination of the Executive's employment with the Company for any reason, or (b) the period of time during which the Executive is entitled to receive salary continuation pursuant to Sections 5.2,
5.4 and 5.6 hereof, the Executive shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity (a) employ or attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company, unless such employee or former employee has not been employed by the Company for a period in excess of six months, and/or (b) call on or solicit any of the [actual or targeted] prospective clients of the Company on behalf of any person or entity in connection with any business competitive with the business of the Company, nor shall the Executive make known the names and addresses of such clients or any information relating in any manner to the Company's trade or business relationships with such customers, other than in connection with the performance of Executive's duties under this Agreement.



                     6.4 Books and Records. All books, records, and accounts relating in any manner to the customers or clients of the Company, whether prepared by the Executive or otherwise coming into the Executive's possession, shall be the exclusive property of the Company and shall be returned


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immediately to the Company on termination of the Executive's employment hereunder or on the Company's request at any time.



                     6.5 Definition of Company. Solely for purposes of this
Article 6, the term "Company" also shall include any existing or future subsidiaries of the Company that are operating during the time periods described herein and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Company during the periods described herein.



                     6.6 Acknowledgment by Executive. The Executive acknowledges and confirms that (a) the restrictive covenants contained in this
Article 6 are reasonably necessary to protect the legitimate business interests of the Company, and (b) the restrictions contained in this Article 6 (including without limitation the length of the term of the provisions of this Article 6) are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Executive further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained in this Article 6 will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors. The Executive acknowledges and confirms that his special knowledge of the business of the Company is such as would cause the Company serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of this Article 6. The Executive further acknowledges that the restrictions contained in this Article 6 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company's successors and assigns.



                     6.7 Survival. The provisions of this Article 6 shall survive the termination of this Agreement, as applicable.



           7. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration in the county in which the principal office of the Company is located, in accordance with the Rules of the American Arbitration Association then in effect (except to the extent that the procedures outlined below differ from such rules). Within thirty (30) days after written notice by either party has been given that a dispute exists and that arbitration is required, each party must select an arbitrator and those two arbitrators shall promptly, but in no event later than thirty (30) days after their selection, select a third arbitrator. The


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



parties agree to act as expeditiously as possible to select arbitrators and conclude the dispute. The selected arbitrators must render their decision in writing. In the event that either party hereto brings suit for the collection of any judgement resulting from any binding arbitration, then the prevailing party shall be reimbursed for all attorney's fees and related costs incurred by the prevailing party in connection with such action. If advances are required, each party will advance one-half of the estimated fees and expenses of the arbitrators. Judgment may be entered on the arbitrators' award in any court having jurisdiction.



           8. Section 162(m) Limits. Notwithstanding any other provision of this Agreement to the contrary, if and to the extent that any remuneration payable by the Company to the Executive for any year would exceed the maximum amount of remuneration that the Company may deduct for that year under Section 162(m) ("Section 162(m)") of the Internal Revenue Code of 1986, as amended (the "Code"), payment of the portion of the remuneration for that year that would not be so deductible under Section 162(m) shall, in the sole discretion of the Board, be deferred and become payable at such time or times as the Board determines that it first would be deductible by the Company under Section 162(m), with interest at the "short-term applicable rate" as such term is defined in Section 1274(d) of the Code. The limitation set forth under this
Section 8 shall not apply with respect to any amounts payable to the Executive pursuant to Article 5 hereof.



           9. Assignment. Neither party shall have the right to assign or delegate his rights or obligations hereunder, or any portion thereof, to any other person. The Executive shall, however, be permitted to transfer by gift his rights under any Stock Options granted by the Company as of the Commencement Date to the Executive under Section 4.5 of this Agreement to any family member of the Executive or to any trust, partnership or other entity of which the Executive and/or his family are the sole beneficial owners, for estate planning purposes.



           10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.



           11. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company (or any of its affiliates) with respect to such subject matter. This Agreement may not be modified in any way unless by a written instrument signed by both the Company and the Executive.

           12. Notices: All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed facsimile transmission addressed as set forth herein. Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three (3) days after deposit in the U.S. mail. Notice shall be sent (i) if to the Company, addressed to 1000 Parkwood Circle, 5th Floor, Atlanta, Georgia 30339, Attention: Corporate Secretary, and (ii) if to the Executive, to his address as reflected on the payroll records of the Company, or to such other address as either party hereto may from time to time give notice of to the other.



           13. Benefits; Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.



           14. Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.



           15. Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.



           16. Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

           17. No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and assigns, any rights or remedies under or by reason of this Agreement.



               IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.



                                    COMPANY:



                                    MEGO MORTGAGE CORPORATION



                                    By:   /s/ Jeffrey S. Moore
                                       ---------------------------------------
                                        Name:  Jeffrey S. Moore
                                        Title: President and Chief Executive
                                                Officer





                                    EXECUTIVE:





                                     /s/ Edward B. "Champ" Meyercord
                                    -------------------------------------------
                                    EDWARD B. "CHAMP" MEYERCORD
                                    46 Ox Bow Lane
                                    Summit, New Jersey  07901


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